Exhibit 99.2

Dynacq Healthcare Receives Notice of Pending NASDAQ Delisting and Informal SEC Investigation

HOUSTON—(BUSINESS WIRE)—Dec. 18, 2003—Dynacq Healthcare, Inc. (NASDAQ NM: DYII) said it has received a Nasdaq Staff Determination stating that because Dynacq failed to comply with the requirement of NASD Marketplace Rule 4310 (c) (14) that it file a copy of its Form 10-K Annual Report to the Securities and Exchange Commission (“SEC”) in a timely fashion, its Common Stock will be delisted from The Nasdaq National Market on December 30, 2003, unless Dynacq requests a hearing. Dynacq intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance that the Panel will grant the Company’s request for continued listing. The NASD staff also stated that, as a result of the filing delinquency, from the opening of trading on December 19, 2003 Dynacq’s trading symbol will carry the additional letter “E” and will be DYIIE.

In addition, Dynacq stated that it has received a notice from the Ft. Worth, Texas office of the SEC that it is conducting an informal investigation pertaining to Dynacq’s reporting of its financial statements, its recognition of costs and revenue, its allowances for doubtful accounts, and its internal controls. Dynacq said it will cooperate fully with the SEC investigation.

Statements in this release concerning the beliefs, expectations, intentions, future events, future performance, and business prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act and are based on several assumptions. If any of these assumptions are not satisfied or prove to be incorrect, actual results could differ materially from those indicated in the forward-looking statements.